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                                                                   EXHIBIT 10.20

                        [USWEB CORPORATION LETTERHEAD]





November 4, 1998



Mr. Robert Shaw
23 Teaberry Lane
Tiburon, CA  94920

Dear Robert:

On behalf of the Board of Directors, it gives me great pleasure to offer you the position of Chief Executive Officer for USWeb Corporation. We would like you to begin work as soon as possible understanding that you have some prior commitments in the immediate future. Your compensation package includes the following:

Base Salary:    $58,333 per month, payable semi-monthly

Bonus: You will be eligible to receive an annual bonus of $500,000 based upon successful achievement of mutually agreed upon business metrics.

Signing Bonus:  You will receive a signing bonus of $200,000 payable on your first paycheck.

Stock Options:  Upon approval by the Board of Directors, you will be granted an option to purchase 1,200,000 shares of USWeb stock at an option price of $10 per share. 25% of the shares subject to the option shall vest one year after the Vesting Commencement Date, and 1/48th of the shares subject to the option shall vest each month thereafter so that all the shares shall be vested 48 months after the Vesting Commencement Date. You will be eligible to receive additional annual option grants.

                Should you be terminated without cause within one year of your employment date, your options will be vested pro ratably. If you resign within one year of employment, no shares will be vested.

                Also, upon a change in control you will receive accelerated vesting of all stock options.

Benefits:       As a full-time, salaried employee of USWeb, you will be eligible for a full range of benefits including Company paid medical, dental, vision, life, AD&D and long term disability insurance.
                You will also be eligible to participate in the Company's 401(k)
                Plan and Employee Stock Purchase Plan.
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Offer Letter
Robert Shaw
Page two


You will receive a two year employment contract which provides for severance pay upon termination without cause of base salary for the remainder of the employment contract term or a minimum of one year's base salary whichever is higher.

Because USWeb's proprietary and confidential information are among the company's most important assets, we must ask, as a condition of your employment with USWeb, that you sign the enclosed Non-Competition and Invention Assignment Agreement and return it along with a signed copy of this letter to our Human Resources department as soon as possible.

Employment at USWeb is "at-will." Employment is for no specified term and may be terminated either by you or by the Company at any time, for any reason, with or without cause. Although your job responsibilities, title, compensation and benefits as well as the Company's policies and procedures may change from time to time, any modifications to the "at-will" nature of your employment must be in writing and signed by you and the Board of Directors.

Robert, we look forward to having you with us and if you have any questions, please let me know.

Sincerely,

/s/ TOBY COREY
Toby Corey
President and COO
                                                    Accepted by:

                                                    /s/ ROBERT SHAW
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                                                    Signature

                                                    November 4, 1998
                                                    -----------------
                                                    Date